File No. 812-[•]

Before the

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

JEFFERIES FINANCE LLC

JEFFERIES CREDIT MANAGEMENT LLC

JEFFERIES CREDIT PARTNERS BDC INC.

JEFFERIES CREDIT PARTNERS LLC

SENIOR CREDIT INVESTMENTS, LLC

APEX CREDIT PARTNERS LLC

APEX CREDIT HOLDINGS LLC

APEX CREDIT CLO 2018 LTD.

APEX CREDIT CLO 2018-II LTD.

APEX CREDIT CLO 2019 LTD.

APEX CREDIT CLO 2019-II LTD.

APEX CREDIT CLO 2020 LTD.

APEX CREDIT CLO 2021 LTD.

APEX CREDIT CLO 2022-I LTD.

APEX CREDIT CLO 2022-II LTD.

JFIN CLO 2017 LTD.

JFIN CLO 2017-II LTD.

JMP CREDIT ADVISORS CLO IV LTD.

JMP CREDIT ADVISORS CLO V LTD.

APEX CREDIT CLO 2020-II LTD.

APEX CREDIT CLO 2021-2 LTD.

JEFFERIES DIRECT LENDING FUND LP

JEFFERIES DIRECT LENDING FUND SPE LLC

JEFFERIES DIRECT LENDING OFFSHORE FUND LP

JEFFERIES DIRECT LENDING OFFSHORE FUND B LP

JEFFERIES DIRECT LENDING OFFSHORE FUND C LP

JEFFERIES DIRECT LENDING OFFSHORE FUND SPE LLC

JEFFERIES DIRECT LENDING OFFSHORE FUND C SPE LLC

JEFFERIES SENIOR LENDING LLC

JCP DIRECT LENDING CLO 2022 LLC

JCP DIRECT LENDING CLO 2023 LTD.

JCP DIRECT LENDING CLO 2023-1 LLC

JCP DIRECT LENDING CLO 2023-1 LTD

JEFFERIES DIRECT LENDING FUND II LP

JEFFERIES DIRECT LENDING FUND II D LP

JEFFERIES DIRECT LENDING OFFSHORE FUND II LP

JEFFERIES DIRECT LENDING OFFSHORE FUND II B LP

JEFFERIES DIRECT LENDING OFFSHORE FUND II C LP

JEFFERIES DIRECT LENDING OFFSHORE FUND II D LP

JEFFERIES DIRECT LENDING FUND II SPE LLC

JEFFERIES DIRECT LENDING FUND II C SPE LLC

JEFFERIES DIRECT LENDING OFFSHORE FUND II SPE LLC

JEFFERIES DIRECT LENDING OFFSHORE FUND II C SPE LLC

JEFFERIES DIRECT LENDING OFFSHORE FUND II D SPE LLC

JEFFERIES DIRECT LENDING EUROPE SCSP SICAV-RAIF

JFIN REVOLVER CLO 2019 LTD.

JFIN REVOLVER CLO 2019-II LTD.

JFIN REVOLVER CLO 2020 LTD.

JFIN REVOLVER FUNDING 2021 LTD.

JFIN REVOLVER CLO 2021-II LTD.

JFIN REVOLVER FUNDING 2021-III LTD.

JFIN REVOLVER FUNDING 2021-IV LTD.

JFIN REVOLVER CLO 2021-V LTD.

JFIN REVOLVER FUND, L.P.

JFIN REVOLVER FUNDING 2022-I LTD.

JFIN REVOLVER CLO 2022-II LTD.

JFIN REVOLVER CLO 2022-II LLC

JFIN REVOLVER CLO 2022-III LTD.

JFIN REVOLVER CLO 2022-III LLC

JFIN REVOLVER CLO 2022-IV LTD.

JFIN REVOLVER CLO 2022-IV LLC

JFIN REVOLVER SPE4 2022 LLC

JFIN REVOLVER SPE4 2022 LTD.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

APPLICATION FOR AN ORDER TO AMEND A PRIOR ORDER UNDER SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE ACT TO PERMIT CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF THE ACT AND RULE 17d-1 UNDER THE ACT

Please direct all communications, notices and orders to:	Copies to:

Adam Klepack General Counsel Jefferies Finance LLC 520 Madison Avenue New York, NY 10022 (212) 708-2612	Ryan P. Brizek Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, D.C. 20001 (202) 636-5500

December 8, 2023

This Application (including Exhibits) contains 26 pages

I. INTRODUCTION

A. Summary of Application

On March 30, 2022, the Securities and Exchange Commission (the “Commission”) issued an order under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1 thereunder, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder, as described more fully therein (the “Prior Order”).2 The Prior Order permits certain business development companies (“BDCs”) and closed-end management investment companies to co-invest in portfolio companies with each other and with affiliated investment entities.

The Applicants (defined below) hereby seek an amended order (the “Amended Order”) from the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to amend the term “Follow-On Investment” to mean (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment.

B. Applicants

•

Jefferies Finance LLC (“Jefferies Finance”), investment adviser to certain of the Existing Affiliated Funds (as defined below), on behalf of itself and its successors,[3] Jefferies Credit Partners LLC (f/k/a JFIN Asset Management LLC) (“JCP”), investment adviser to certain of the Existing Affiliated Funds, on behalf of itself and its successors, Apex Credit Partners LLC (f/k/a Apex Newco LLC) (“Apex”) and Apex Credit Holdings LLC (“ACH”), each an investment adviser to certain of the Existing Affiliated Funds, on behalf of itself and its successors,[4] and Jefferies Credit Management LLC (“JCM”), which will act as the investment adviser to the Companies (as defined below), on behalf of itself and its successors. Jefferies Finance, JCP, Apex, ACH and JCM, are referred to as the “Jefferies Advisers.” Jefferies Finance is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). JCM, a wholly owned subsidiary of Jefferies Finance, is registered as an investment adviser under the Advisers Act;

•

Jefferies Credit Partners BDC Inc. (“JCPBDC”), a Maryland corporation which is an externally managed, non-diversified closed-end investment company that has elected to be regulated as a BDC. JCPBDC qualifies as a Future Regulated Fund under the Prior Order. JCM serves as investment adviser to JCPBDC;

•

Senior Credit Investments LLC (“SCI” and, together with JCPBDC, the “Companies”), a Delaware limited liability company which is an externally managed, non-diversified closed-end investment management company that has elected to be regulated as a BDC. SCI qualifies as a Future Regulated Fund under the Prior Order. JCM serves as investment adviser to SCI;

•

MassMutual (as defined herein) when holding various financial assets in a principal capacity through a private proprietary account advised by JCP (the “MassMutual Account”, and together with any Future Jefferies Proprietary Accounts, the “Jefferies Proprietary Accounts”); and

•

The investment vehicles identified in Appendix A, each of which is a separate and distinct legal entity and qualifies as an Affiliated Fund under the Prior Order and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act (the “Existing Affiliated Funds” and, together with the Companies, the Jefferies Proprietary Accounts and the Jefferies Advisers, the “Applicants”).

All Applicants are eligible to rely on the Prior Order.5

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
[2]	See Jefferies Private Credit BDC Inc., et al. (File No. 812-15136), Investment Company Act Rel. Nos. 34522 (March 2, 2022) (notice) and 34551 (March 30, 2022) (order).
[3]	The term successor, as applied to each Adviser, means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.
[4]	Each of JCP, Apex and ACH is a relying adviser of Jefferies Finance.
[5]

All existing entities that currently rely on the Prior Order and intend to rely on the Amended Order have been named as applicants and any existing or future entities that may rely on the Amended Order in the future will comply with the terms and conditions of the Amended Order as set forth in or incorporated into this Application.

C. Defined Terms

Except as stated herein, defined terms used in this application (the “Application”) have the same meanings provided in the application for the Prior Order, as amended and restated (the “Prior Application”).6

“Follow-On Investment” means (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment. An investment in an issuer includes, but is not limited to, the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

II. APPLICANTS’ PROPOSAL

The Amended Order, if granted, would expand the relief provided in the Prior Order to permit Affiliated Funds to participate in Follow-On Investments in issuers in which at least one Regulated Fund is invested, but such Affiliated Funds are not invested. This relief would not permit Follow-On Investments by Regulated Funds that are not invested in the issuer. The requested relief is based on the temporary relief granted by the Commission on April 8, 2020.7

III. STATEMENT IN SUPPORT OF RELIEF REQUESTED

Except as stated herein, the disclosure in Section IV, “Statement in Support of Relief Requested,” of the Prior Application is equally applicable to this Application.

IV. CONDITIONS

Except as stated herein, the Conditions of the Prior Order, as stated in Section V of the Prior Application, will remain in effect. Any language in the Conditions of the Prior Order stating that an Affiliated Fund is required to have an existing investment in an issuer and/or needs to have previously participated in a Co-Investment Transaction with respect to such issuer in order to participate in a Follow-On Investment shall be deemed removed if the Amended Order is granted.

V. PROCEDURAL MATTERS

Applicants file this Application in accordance with Rule 0-2 under the 1940 Act. Pursuant to Rule 0-2(f) under the 1940 Act, Applicants state that their address is indicated on the cover page of this Application. Applicants further request that all communications concerning this Application should be directed and copied to the persons listed on the cover page of the Application.

In accordance with Rule 0-2(c) under the 1940 Act, Applicants state that all actions necessary to authorize the execution and filing of this Application have been taken, and the persons signing and filing this document are authorized to do so on behalf of Applicants pursuant to their corporate organizational documents, and in the case of the Companies, the resolutions attached hereto as Appendices B and C. Applicants also have attached the verifications required by Rule 0-2(d) under the 1940 Act.

[6]	See Jefferies Private Credit BDC Inc., et al. (January 12, 2022) (application).
[7]	BDC Temporary Exemptive Order, Investment Company Act Rel. Nos. 33837 (April 8, 2020) (order) (extension granted on January 5, 2021 and further extension granted on April 22, 2021).

In accordance with Rule 0-5 under the 1940 Act, Applicants request that the Commission issue the requested Amended Order without holding a hearing.

Dated: December 8, 2023

JEFFERIES FINANCE LLC

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES CREDIT MANAGEMENT LLC

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES CREDIT PARTNERS BDC INC.

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES CREDIT PARTNERS LLC

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

SENIOR CREDIT INVESTMENTS, LLC

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT PARTNERS LLC

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT HOLDINGS LLC

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT CLO 2018 LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT CLO 2018-II LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT CLO 2019 LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT CLO 2019-II LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT CLO 2020 LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT CLO 2021 LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT CLO 2022-I LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT CLO 2022-II LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN CLO 2017 LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN CLO 2017-II LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JMP CREDIT ADVISORS CLO IV LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JMP CREDIT ADVISORS CLO V LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT CLO 2020-II LTD.
By: Apex Credit Partners LLC, its investment Manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT CLO 2021-2 LTD.
By: Apex Credit Partners LLC, its investment Manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING FUND LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING FUND SPE LLC
By: Jefferies Direct Lending Fund LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND B LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND C LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND SPE LLC

By: Jefferies Direct Lending Offshore Fund LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND C SPE LLC
By: Jefferies Direct Lending Offshore Fund C LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES SENIOR LENDING LLC
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JCP DIRECT LENDING CLO 2022 LLC
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JCP DIRECT LENDING CLO 2023 LTD.
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JCP DIRECT LENDING CLO 2023-1 LLC
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JCP DIRECT LENDING CLO 2023-1 LTD
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING FUND II LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING FUND II D LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND II LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND II B LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND II C LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND II D LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING FUND II SPE LLC
By: Jefferies Direct Lending Fund II LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING FUND II C SPE LLC
By: Jefferies Direct Lending Fund II C LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND II SPE LLC
By: Jefferies Direct Lending Offshore Fund II LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND II C SPE LLC
By: Jefferies Direct Lending Offshore Fund II C LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND II D SPE LLC
By: Jefferies Direct Lending Offshore Fund II D LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING EUROPE SCSP SICAV-RAIF
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2019 LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2019-II LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2020 LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER FUNDING 2021 LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2021-II LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER FUNDING 2021-III LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER FUNDING 2021-IV LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2021-V LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER FUND, L.P.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER FUNDING 2022-I LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2022-II LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2022-II LLC
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2022-III LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2022-III LLC
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2022-IV LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2022-IV LLC
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER SPE4 2022 LLC
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER SPE4 2022 LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Proprietary investment accounts advised by Jefferies Credit Partners LLC

By: Jefferies Credit Partners LLC, as investment adviser

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application for an Order under Sections 17(d), 57(a)(4) and 57(i) of the Investment Company Act of 1940, as amended, and Rule 17d-1 thereunder, dated December 8, 2023, for and on behalf of the Applicants, as the case may be, that he or she holds the office with such entity as indicated below and that all actions by the stockholders, directors, and other bodies necessary to authorize the undersigned to execute and file such Application have been taken. The undersigned further states that he or she is familiar with the instrument and the contents thereof, and that the facts set forth therein are true to the best of his or her knowledge, information and belief.

JEFFERIES FINANCE LLC

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES CREDIT MANAGEMENT LLC

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES CREDIT PARTNERS BDC INC.

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES CREDIT PARTNERS LLC

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

SENIOR CREDIT INVESTMENTS, LLC

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT PARTNERS LLC

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT HOLDINGS LLC

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT CLO 2018 LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT CLO 2018-II LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT CLO 2019 LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT CLO 2019-II LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT CLO 2020 LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT CLO 2021 LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT CLO 2022-I LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT CLO 2022-II LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN CLO 2017 LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN CLO 2017-II LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JMP CREDIT ADVISORS CLO IV LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JMP CREDIT ADVISORS CLO V LTD.
By: Apex Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT CLO 2020-II LTD.
By: Apex Credit Partners LLC, its investment Manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APEX CREDIT CLO 2021-2 LTD.
By: Apex Credit Partners LLC, its investment Manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING FUND LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING FUND SPE LLC
By: Jefferies Direct Lending Fund LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND B LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND C LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND SPE LLC
By: Jefferies Direct Lending Offshore Fund LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND C SPE LLC
By: Jefferies Direct Lending Offshore Fund C LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES SENIOR LENDING LLC
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JCP DIRECT LENDING CLO 2022 LLC
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JCP DIRECT LENDING CLO 2023 LTD.
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JCP DIRECT LENDING CLO 2023-1 LLC
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JCP DIRECT LENDING CLO 2023-1 LTD
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING FUND II LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING FUND II D LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND II LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND II B LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND II C LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND II D LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING FUND II SPE LLC
By: Jefferies Direct Lending Fund II LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING FUND II C SPE LLC
By: Jefferies Direct Lending Fund II C LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND II SPE LLC
By: Jefferies Direct Lending Offshore Fund II LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND II C SPE LLC
By: Jefferies Direct Lending Offshore Fund II C LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING OFFSHORE FUND II D SPE LLC
By: Jefferies Direct Lending Offshore Fund II D LP
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JEFFERIES DIRECT LENDING EUROPE SCSP SICAV-RAIF
By: Jefferies Credit Partners LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2019 LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2019-II LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2020 LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER FUNDING 2021 LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2021-II LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER FUNDING 2021-III LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER FUNDING 2021-IV LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2021-V LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER FUND, L.P.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER FUNDING 2022-I LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2022-II LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2022-II LLC
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2022-III LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2022-III LLC
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2022-IV LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER CLO 2022-IV LLC
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER SPE4 2022 LLC
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

JFIN REVOLVER SPE4 2022 LTD.
By: Jefferies Finance LLC, its investment manager

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Proprietary investment accounts advised by Jefferies Credit Partners LLC

By: Jefferies Credit Partners LLC, as investment adviser

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	Authorized Signatory

APPENDIX A

Below is a listing of the Existing Affiliated Funds and their respective Advisers other than the Jefferies Proprietary Accounts.

Existing Affiliated Fund	Adviser
Apex Credit CLO 2018 Ltd.	Apex Credit Partners LLC

Apex Credit CLO 2018-II Ltd.	Apex Credit Partners LLC

Apex Credit CLO 2019 Ltd.	Apex Credit Partners LLC

Apex Credit CLO 2019-II Ltd.	Apex Credit Holdings LLC

Apex Credit CLO 2020 Ltd.	Apex Credit Partners LLC

Apex Credit CLO 2021 Ltd.	Apex Credit Partners LLC

Apex Credit CLO 2022-I Ltd.	Apex Credit Partners LLC

Apex Credit CLO 2022-II Ltd.	Apex Credit Partners LLC

JFIN CLO 2017 Ltd.	Apex Credit Partners LLC

JFIN CLO 2017-II Ltd.	Apex Credit Partners LLC

JMP Credit Advisors CLO IV Ltd.	Apex Credit Partners LLC

JMP Credit Advisors CLO V Ltd.	Apex Credit Partners LLC

Apex Credit CLO 2020-II Ltd.	Apex Credit Partners LLC

Apex Credit CLO 2021-2 Ltd.	Apex Credit Partners LLC

Jefferies Direct Lending Fund LP	Jefferies Credit Partners LLC

Jefferies Direct Lending Fund SPE LLC	Jefferies Credit Partners LLC

Jefferies Direct Lending Offshore Fund LP	Jefferies Credit Partners LLC

Jefferies Direct Lending Offshore Fund B LP	Jefferies Credit Partners LLC

Jefferies Direct Lending Offshore Fund C LP	Jefferies Credit Partners LLC

Jefferies Direct Lending Offshore Fund SPE LLC	Jefferies Credit Partners LLC

Jefferies Direct Lending Offshore Fund C SPE LLC	Jefferies Credit Partners LLC

Jefferies Senior Lending LLC	Jefferies Credit Partners LLC

JCP Direct Lending CLO 2022 LLC	Jefferies Credit Partners LLC

JCP Direct Lending CLO 2023 Ltd.	Jefferies Credit Partners LLC

JCP Direct Lending CLO 2023-1 LLC	Jefferies Credit Partners LLC

JCP Direct Lending CLO 2023-1 Ltd.	Jefferies Credit Partners LLC

Jefferies Direct Lending Fund II LP	Jefferies Credit Partners LLC

Jefferies Direct Lending Fund II D LP	Jefferies Credit Partners LLC

Jefferies Direct Lending Offshore Fund II LP	Jefferies Credit Partners LLC

A-1

Jefferies Direct Lending Offshore Fund II B LP	Jefferies Credit Partners LLC

Jefferies Direct Lending Offshore Fund II C LP	Jefferies Credit Partners LLC

Jefferies Direct Lending Offshore Fund II D LP	Jefferies Credit Partners LLC

Jefferies Direct Lending Fund II SPE LLC	Jefferies Credit Partners LLC

Jefferies Direct Lending Fund II C SPE LLC	Jefferies Credit Partners LLC

Jefferies Direct Lending Offshore Fund II SPE LLC	Jefferies Credit Partners LLC

Jefferies Direct Lending Offshore Fund II C SPE LLC	Jefferies Credit Partners LLC

Jefferies Direct Lending Offshore Fund II D SPE LLC	Jefferies Credit Partners LLC

Jefferies Direct Lending Europe SCSp SICAV-RAIF	Jefferies Credit Partners LLC

JFIN Revolver CLO 2019 Ltd.	Jefferies Finance LLC

JFIN Revolver CLO 2019-II Ltd.	Jefferies Finance LLC

JFIN Revolver CLO 2020 Ltd.	Jefferies Finance LLC

JFIN Revolver Funding 2021 Ltd.	Jefferies Finance LLC

JFIN Revolver CLO 2021-II Ltd.	Jefferies Finance LLC

JFIN Revolver Funding 2021-III Ltd.	Jefferies Finance LLC

JFIN Revolver Funding 2021-IV Ltd.	Jefferies Finance LLC

JFIN Revolver CLO 2021-V Ltd.	Jefferies Finance LLC

JFIN Revolver Fund, L.P.	Jefferies Finance LLC

JFIN Revolver Funding 2022-I Ltd.	Jefferies Finance LLC

JFIN Revolver CLO 2022-II Ltd.	Jefferies Finance LLC

JFIN Revolver CLO 2022-II LLC	Jefferies Finance LLC

JFIN Revolver CLO 2022-III Ltd.	Jefferies Finance LLC

JFIN Revolver CLO 2022-III LLC	Jefferies Finance LLC

JFIN Revolver CLO 2022-IV Ltd.	Jefferies Finance LLC

JFIN Revolver CLO 2022-IV LLC	Jefferies Finance LLC

JFIN Revolver SPE4 2022 LLC	Jefferies Finance LLC
JFIN Revolver SPE4 2022 Ltd.	Jefferies Finance LLC

A-2

APPENDIX B

Unanimous Written Consent in Lieu of a Meeting of the Board of Directors of

Jefferies Credit Partners BDC Inc.

The undersigned, constituting all of the members of the Board of Directors (the “Directors”) of Jefferies Credit Partners BDC Inc., a Maryland corporation (the “Company”), acting pursuant to and in accordance with the provisions of Section 2-408(c) of the General Corporation Law of the State of Maryland and the Articles of Amendment and Restatement, dated as of September 27, 2023 (as amended and restated from time to time), do hereby adopt the following resolutions by written consent without a meeting, without prior notice and without a vote:

WHEREAS: The Directors deem it advisable and in the best interest of the Company to file with the Securities and Exchange Commission (the “Commission”) an application to amend the current Order of Exemption, Investment Company Act Rel. No. 34551 (March 30, 2022) (the “Current Order”), pursuant to Sections 17(d) and 57(i) of the Investment Company Act, as amended, and Rule 17d-1 promulgated thereunder, (the “Application”), to permanently authorize the participation in follow-on investments with one or more affiliates, in accordance with the requirements provided by the Commission in the Current Order; now therefore be it

RESOLVED: That the officers of the Company be, and each of them hereby is, authorized and directed on behalf of the Company and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any further amendments thereto; and further

RESOLVED: That the officers of the Company be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

Adopted October 20, 2023

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APPENDIX C

Unanimous Written Consent in Lieu of a Meeting of the Board of Directors of

Senior Credit Investments, LLC

The undersigned, constituting all of the members of the Board of Directors (the “Directors”) of Senior Credit Investments, LLC, a Delaware limited liability company (the “Company”), acting pursuant to and in accordance with the provisions of the Delaware Limited Liability Company Act and the Amended and Restated Limited Liability Company Agreement, dated as of July 17, 2023 (as amended and restated from time to time), do hereby adopt the following resolutions by written consent without a meeting, without prior notice and without a vote:

WHEREAS: The Directors deem it advisable and in the best interest of the Company to file with the Securities and Exchange Commission (the “Commission”) an application to amend the current Order of Exemption, Investment Company Act Rel. No. 34551 (March 30, 2022) (the “Current Order”), pursuant to Sections 17(d) and 57(i) of the Investment Company Act, as amended, and Rule 17d-1 promulgated thereunder, (the “Application”), to permanently authorize the participation in follow-on investments with one or more affiliates, in accordance with the requirements provided by the Commission in the Current Order; now therefore be it

RESOLVED: That the officers of the Company be, and each of them hereby is, authorized and directed on behalf of the Company and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any further amendments thereto; and further

RESOLVED: That the officers of the Company be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

Adopted October 20, 2023

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